SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CONCUR TECHNOLOGIES, INC.

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CONCUR TECHNOLOGIES, INC.

601 108th Avenue, NE, Suite 1000

Bellevue, Washington 98004

SUPPLEMENT TO PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 19, 2014

This is a supplement to the definitive proxy statement dated October 14, 2014 (“Proxy Statement”) of Concur Technologies, Inc., a Delaware corporation (“Concur” or “we,” “us,” or “our”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the offices of Fenwick & West LLP, 1191 Second Avenue, 10th Floor, Seattle, Washington 98101, at 11:00 a.m., local time, on November 19, 2014, to consider and vote upon the following proposals:

1.	To adopt the Agreement and Plan of Merger, dated as of September 18, 2014, by and among SAP America, Inc., a Delaware corporation (“SAP”), Congress Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SAP (“Merger Sub”), and Concur, as such agreement may be amended from time to time (“Merger Agreement”);

2.	To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Concur’s executive officers that is based on or otherwise relates to the merger, including the agreements and understandings with Concur pursuant to which such compensation may be paid or become payable, which we refer to as the “compensation proposal”; and

3.	To approve the adjournment of the special meeting to a later date, if the chairman of the special meeting determines that it is necessary or appropriate and is permitted by the Merger Agreement, to solicit additional proxies if there is not a quorum present or there are not sufficient votes in favor of the adoption of the Merger Agreement at the time of the special meeting, which we refer to as the “adjournment proposal.”

Our board of directors (“Board”) previously established October 8, 2014 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting.

The Board considered a number of factors in evaluating the terms of the Merger Agreement. Based on its review, our Board unanimously determined that the terms and conditions of the merger and the Merger Agreement are advisable and fair to and in the best interests of Concur and our stockholders. Accordingly, our Board has unanimously approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that you vote “FOR” the adoption of the Merger Agreement. No action in connection with this supplement to the Proxy Statement is required by any stockholder who previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 14-15 of the Proxy Statement.

Litigation Relating to the Merger

As more fully described in the Proxy Statement, two stockholder class action complaints in connection with the merger were filed in the Court of Chancery of the State of Delaware (“Delaware Chancery Court”) beginning on September 25, 2014, and have since been consolidated in the action entitled In re Concur Technologies, Inc. Stockholder Litigation, Delaware Court of Chancery, C.A. No. 10167-CB (“Delaware Class Action”). In addition, three suits were filed in the Superior Court of the State of Washington, King County beginning on September 25, 2014, and have now been consolidated in the action entitled In re Concur Technologies, Inc. Shareholder Litigation, Superior Court of Washington, King County, Case No. 14-2-26630-8 (“Washington Class Action, and together with the Delaware Class Action, “Actions”). Each of the Actions challenges the proposed sale of Concur to SAP as a putative class action filed on behalf of our stockholders and names Concur, our directors, SAP and Merger Sub as defendants.

The Actions allege that by agreeing to sell Concur to SAP pursuant to the Merger Agreement, our directors breached their fiduciary duties by, among other things, allegedly failing to maximize stockholder value in connection with such sale, agreeing to deal protection devices that allegedly preclude competing offers from emerging, allegedly putting their personal interests ahead of those of Concur’s stockholders, allegedly unfairly depriving our stockholders of the true value inherent in Concur, allegedly failing to disclose all material information regarding the merger, allegedly failing to maximize stockholder value in connection with such sale, and allegedly ignoring or not protecting against the conflicts of interest of our directors. The Actions also allege that Concur, SAP and Merger Sub aided and abetted these alleged breaches of fiduciary duties.

The plaintiffs in the Actions seek, among other things, class action status, an injunction preventing the completion of the merger, a declaration that the merger is in breach of the fiduciary duties of the defendants and therefore the Merger Agreement is unlawful and unenforceable, an award of damages to the plaintiffs if the merger is consummated prior to the final judgment, disclosure of all material information about the merger, an order requiring a new process to evaluate our value and maximize strategic alternatives, an accounting from the defendants for all profits and any special benefits they may have obtained as a result of their alleged unlawful conduct, pre- and post-judgment interest, an imposition of a constructive trust in favor of the plaintiffs and members of the class upon any benefits improperly received by the defendants, an injunction against any material transactions or changes in our business and assets until a new process is conducted to evaluate our strategic alternatives, an injunction rescinding the Merger Agreement, an injunction against the consummation of the merger, and the payment of attorneys’ fees and expenses.

On November 10, 2014, we entered into a memorandum of understanding (“Memorandum of Understanding”) with the plaintiffs in the Actions, regarding the settlement of these Actions. Concur believes that no further supplemental disclosure is required under applicable law; however, to avoid the risk of the putative stockholder class actions delaying or adversely affecting the merger and to minimize the expense of defending the Actions, Concur has agreed, pursuant to the terms of the proposed settlement, to make certain Supplemental Disclosures (as defined in the Memorandum of Understanding) related to the merger, which are set forth below. The Memorandum of Understanding contemplates that the parties to the Actions will enter into a stipulation of settlement to resolve the claims asserted in the Actions. The stipulation of settlement will be subject to customary conditions, including certification of the putative class for settlement purposes and court approval following notice to our stockholders. In the event that the parties to the Actions enter into a stipulation of settlement, a hearing will be scheduled at which the Delaware Chancery Court will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the Delaware Chancery Court, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the merger, the Merger Agreement, and any disclosure made in connection therewith and the fiduciary or other obligations of any of the defendants in the Actions. In addition, in connection with the settlement, the parties will negotiate in good faith regarding reasonable attorneys’ fees and expenses to be paid to plaintiffs, if the merger is consummated, for the benefits allegedly achieved in the settlement by virtue of the Supplemental Disclosures. Any such agreed-upon amount of attorneys’ fees and expenses will be subject to court approval. If the parties are unable to reach agreement regarding attorneys’ fees and expenses, the plaintiffs and their counsel intend to petition the Delaware Chancery Court for an award of fees and expenses in connection with the Actions, and the defendants reserve the right to challenge any such petition. Concur, its successor, or their insurer(s) shall pay or cause to be paid those attorneys’ fees and expenses agreed upon by the parties or awarded by the Delaware Chancery Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Chancery Court will approve the settlement even if the parties were to enter into such stipulation. In the event that the parties do not ultimately enter into a stipulation of settlement or it is not ultimately approved by the Delaware Chancery Court, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated.

Supplemental Disclosures

As contemplated by the proposed settlement, Concur is providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. As noted above, none of the defendants in the Actions has admitted wrongdoing of any kind, including to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty or aiding or abetting any of the foregoing. The supplemental disclosures are as follows:

The Merger—Background of the Merger

The last sentence of the second full paragraph under the heading “The Merger—Background to the Merger” on page 17 of the Proxy Statement is hereby replaced with the following: “The discussions between the parties did not advance to the due diligence or definitive agreement stage and were mutually discontinued in May 2012 because the parties determined that their respective views on the Company’s valuation were too far apart for further discussions to be productive at that time.”

The fourth full paragraph under the heading “The Merger—Background of the Merger” on page 17 of the Proxy Statement is hereby replaced with the following: “On May 28, 2014, Mr. Singh, John Torrey, our executive vice president, corporate strategy, Mr. Shenkman and other SAP personnel met in Palo Alto, California, to discuss publicly-available information regarding our business, including information regarding the Company’s business, product offerings, addressable market, strategy for addressing market opportunity, historical revenues and consensus analyst estimates for revenue growth.”

The fifth full paragraph under the heading “The Merger—Background of the Merger” on page 17 of the Proxy Statement is hereby replaced with the following: “On June 13, 2014, Mr. Shenkman contacted Mr. Singh to inform him that SAP, which was in the process of reviewing its business strategy, was not prepared to move forward with further discussions in the near-term.”

The following sentence is hereby added to the end of the fourth full paragraph on page 18 of the Proxy Statement: “Strategic Party A did not ask for additional information regarding Concur at that time.”

The following sentence is hereby added to the end of the fifth full paragraph on page 18 of the Proxy Statement: “Neither Strategic Party B nor Strategic Party C asked for additional information regarding Concur at that time.”

The sixth full paragraph on page 18 of the Proxy Statement is hereby replaced with the following: “On July 26, 2014, a senior corporate development executive at Strategic Party A contacted Mr. Torrey to request additional information regarding Concur and the timing and process for considering a potential strategic transaction, which Mr. Torrey provided on July 27, 2014.”

The penultimate sentence of the seventh full paragraph on page 18 of the Proxy Statement is hereby replaced with the following: “Our Board also further considered the parties that would likely have the financial ability and potential strategic interest in making an acquisition proposal to us, and determined that only Strategic Party A, Strategic Party B and Strategic Party C were likely to have the financial ability and potential strategic interest in acquiring Concur, and that contacting additional parties that would be less likely to have such a financial ability and strategic interest would increase the risk of a public disclosure regarding our consideration of a potential acquisition transaction, resulting in potentially significant adverse effects on our business, including the potential that customers or commercial partners might perceive the Company’s future to be uncertain or its personnel to be distracted, which would have a negative impact on sales, customer relationships and commercial partnering transactions, and that competitors could use such information to the Company’s disadvantage.”

The second full paragraph on page 19 of the Proxy Statement is hereby replaced with the following: “Also on July 27, 2014, Concur provided written notice to a company (whom we refer to as Strategic Party D), that it expected to engage in discussions regarding a potential acquisition transaction and that such company was invited to participate as a bidder in such process. This notice was sent pursuant to an existing contract with Strategic Party D which provided that if Concur expected to participate in discussions with a third party regarding a potential acquisition transaction, that Concur would provide Strategic Party D with notice of such event and Strategic Party D would be entitled to participate as a bidder in such process if Strategic Party D responded to such notice by providing an indication of interest within five business days. Later on July 27, Strategic Party D confirmed to Mr. Singh that it did not wish to participate further in the process regarding a potential acquisition transaction.”

The following sentence is hereby added to the end of the eighth full paragraph on page 19 of the Proxy Statement: “Strategic Party B did not ask for any additional information regarding Concur at that time.”

The following sentence is hereby added to the end of the second full paragraph on page 20 of the Proxy Statement: “The Board determined that, in light of the Company’s prospects on a stand-alone basis and the information presented by Qatalyst and members of management, the $120.00 price was not sufficiently compelling to accept, even though it reflected a meaningful increase over SAP’s prior proposal and a significant premium. The Board concluded that pursuing further discussions with SAP could lead to a superior offer at a higher proposed price.”

The penultimate sentence of the carryover paragraph on page 21 of the Proxy Statement is hereby replaced with the following two sentences: “Our Board discussed the recent communications with the other parties contacted regarding a potential acquisition transaction, each of which had indicated that it was not interested in pursuing a potential acquisition transaction at that time. The independent directors on our Board then met in executive session to discuss the stand-alone business plan and potential acquisition.”

The Merger—Illustrative Discounted Cash Flow Analysis

Subparts (a) and (b) contained below the bullet “adding” on page 28 of the Proxy Statement are hereby amended in their entirety as follows:

(a)	the implied net present value of the estimated future unlevered free cash flows of Concur, based on the Projections, for the fourth quarter of fiscal 2014 through fiscal 2018 (which implied present value was calculated by using a range of discount rates of 9.0% to 11.0%, based on an estimated weighted average cost of capital for Concur); and

(b)	the implied net present value of a corresponding terminal value of Concur, calculated by multiplying the estimated unlevered free cash flow in fiscal 2019, based on the Projections, by a range of multiples of enterprise value to next-twelve-months estimated unlevered free cash flow of 30.0x to 45.0x selected by Qatalyst based on its professional judgment (such multiples corresponding to a range of implied perpetuity growth rates from 5.5% to 8.7% and a range of implied multiples of enterprise value to next-twelve-months revenue of 3.9x to 5.8x), and discounted to present value using the same range of discount rates used in item (a) above;

The Merger—Selected Companies Analysis

The first sentence of the second full paragraph below the table on page 29 of the Proxy Statement is hereby amended as follows: “Based on an analysis of the CY2015E Revenue Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 6.0x to 7.0x and applied this range to our estimated calendar year 2015 revenue based on each of the Projections and the Analyst Projections.”

The Merger—Selected Transactions Analysis

The table contained on page 30 of the Proxy Statement is hereby replaced with the following table:

Announcement Date	Target	Acquiror	LTM Revenue Multiples	NTM Revenue Multiples
December 20, 2013	Responsys, Inc.	Oracle Corporation	8.1x	6.9x
June 4, 2013	ExactTarget, Inc.	Salesforce.com, Inc.	7.9x	6.5x
December 20, 2012	Eloqua, Inc.	Oracle Corporation	9.8x	8.2x
May 22, 2012	Ariba, Inc.	SAP AG	8.8x	7.8x
February 9, 2012	Taleo Corporation	Oracle Corporation	6.3x	5.3x
December 8, 2011	DemandTec, Inc.	International Business Machines Corp.	5.0x	4.4x
December 3, 2011	SuccessFactors, Inc.	SAP AG	10.2x	8.7x
October 24, 2011	RightNow Technologies, Inc.	Oracle Corporation	7.4x	6.2x

Additional Disclosures

Concur is also providing certain disclosures that are additional to those contained in the Proxy Statement and unrelated to the Memorandum of Understanding. The additional information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. The additional disclosures are as follows:

Notice of Special Meeting of Stockholders and Proxy Statement

The following text is hereby removed from the carryover sentence on the second page of the Notice of Special Meeting of Stockholders and Proxy Statement: “a fair rate of”.

The Merger—Interests of Concur’s Directors and Executive Officers in the Merger—Interests of Non-Employee Directors

The table appearing on page 34 of the Proxy Statement is hereby amended as follows: The “Dollar Value of All Equity Awards” for Gordon Eubanks is hereby replaced with “2,627,392.”

The Merger—Interests of Concur’s Directors and Executive Officers in the Merger—Interests of Executive Officers

The table appearing on page 35 of the Proxy Statement is hereby amended as follows: The “Dollar Value of All Equity Awards” for Rajeev Singh is hereby replaced with “32,339,517.”

The Merger—Appraisal Rights

The following text is hereby removed from the carryover sentence on page 38 of the Proxy Statement: “a fair rate of”.

The following sentences are hereby added before the first full sentence of the carryover paragraph on page 38 of the Proxy Statement: “In determining such fair value, the Delaware Court of Chancery shall take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.”